Exhibit 99.2

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

INFINITY REPORTS TOPLINE DATA FROM PHASE 2A EXPLORATORY STUDY

OF DUVELISIB IN PATIENTS WITH MILD, ALLERGIC ASTHMA

– Early Evidence for Proof-of-Activity in Allergen Challenge Study –

– Data Provide Rationale for Further Evaluation of PI3K-Delta,Gamma Inhibitors in Asthma –

CAMBRIDGE, Mass. – October 16, 2014 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced encouraging topline data from its Phase 2a exploratory study of duvelisib (IPI-145), its oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, in patients with mild, allergic asthma. Data from this randomized, double-blind, placebo-controlled, cross-over study demonstrated that duvelisib was well tolerated and met several secondary and exploratory endpoints in an allergen challenge study.

Clinical improvement was observed in the late-phase asthmatic response FEV1 (a standard lung function test that measures the amount of air that can be exhaled in one second) among patients who received duvelisib administered at the highest dose tested, 25 mg twice daily (BID) for five days; however the primary endpoint of the study was not met as it did not reach statistical significance (p = 0.052). Multiple secondary clinical endpoints measuring improvements in lung function following duvelisib administration were achieved with statistical significance and were associated with changes in key cytokines and chemokines involved in the asthmatic response. Taken together, these data demonstrate early proof-of-activity in this allergen challenge study.

“This is the first clinical study to suggest that inhibition of PI3K-delta and PI3K-gamma plays a role in improving lung function for patients with asthma. In this exploratory study, duvelisib showed evidence of activity across several important clinical measures, including improvement in the late-phase asthmatic response and significant corresponding changes in several key mediators of airway inflammation,” stated Julian Adams, Ph.D., president of research and development at Infinity. “These data support further development of PI3K-delta,gamma inhibitors in more severe forms of asthma, for which there is a medical need.”

“In addition to asthma, we are also studying duvelisib for the treatment of rheumatoid arthritis. We expect to report data from ASPIRA, Infinity’s Phase 2 study of duvelisib with background methotrexate in patients with moderate-to-severe rheumatoid arthritis, by the end of the year. The results of both clinical studies will inform Infinity’s development strategy for its PI3K-delta,gamma program in inflammation,” Dr. Adams continued.

Phase 2a Study of Duvelisib in Asthma

The Phase 2a, randomized, double-blind, placebo controlled, exploratory study was designed to evaluate the activity and safety of duvelisib in 50 patients with mild, allergic asthma following an inhalational allergen challenge. Patients were randomized to receive treatment with placebo followed by duvelisib or duvelisib followed by placebo in a two-period cross-over design, with duvelisib administered at either 1 mg BID (n = 14) or 5 mg BID for 14 days (n = 18), or 25 mg BID for five days (n = 18). The study included a washout period between the two treatment periods of this cross-over study, in which each patient serves as his own control.

The study primary endpoint of significantly improving the maximum early-phase or late-phase asthmatic response as measured by FEV1 was not met at any of the doses tested. However, clinical improvement in the late-phase response was observed at the 25 mg BID dose (p = 0.052) and multiple secondary efficacy endpoints were significantly positive at the 25 mg BID dose, including an improvement in FEV1 AUC (area under the curve) over the entire assessment period (p = 0.013) and a decrease in patients’ sensitivity to methacholine treatment, a measure of airway hyper-reactivity (p = 0.036). Additionally, the 5 mg BID and 25 mg BID doses of duvelisib significantly decreased serum levels of key mediators of airway inflammation.

In the study, duvelisib was well tolerated at all three dose levels studied. No serious adverse events were reported, and there were no clinically significant safety findings.

Infinity expects to present the final data in a peer-reviewed setting after all analyses are complete. In addition, the company anticipates determining its next steps for development of PI3K-delta,gamma inhibitors in inflammation after evaluating the results from the ASPIRA study in rheumatoid arthritis, which are expected by the end of 2014.

About PI3K-Delta and PI3K-Gamma

The PI3Ks are a family of enzymes involved in multiple cellular functions, including cell proliferation and survival, cell differentiation, cell migration and immunity. The Class 1 PI3K-delta and PI3K-gamma isoforms are preferentially expressed in leukocytes (white blood cells), where they have distinct and predominantly non-overlapping roles in key cellular functions, including cell proliferation, cell differentiation, cell migration and activation.1 Targeting PI3K-delta and PI3K-gamma may provide multiple opportunities to develop differentiated therapies for the treatment of hematologic malignancies as well as inflammatory diseases.

Duvelisib in Hematologic Malignancies

Infinity and AbbVie Inc. are developing duvelisib for the treatment of advanced hematologic malignancies, or blood cancers. The companies are conducting the DUETTS™ (Duvelisib Trials in Hematologic Malignancies) program, a worldwide investigation of duvelisib in blood cancers. As part of the DUETTS program, patient enrollment is ongoing in DYNAMO™, a Phase 2 monotherapy study designed to evaluate the safety and efficacy of duvelisib in patients with refractory indolent non-Hodgkin lymphoma (iNHL) (ClinicalTrials.gov Identifier NCT01882803), and DUO™, a Phase 3 monotherapy study designed to evaluate the safety and efficacy of duvelisib compared to ofatumumab in patients with relapsed/refractory chronic lymphocytic leukemia (CLL) (NCT02004522). DYNAMO+R, a Phase 3 study of duvelisib in combination with rituximab in patients with previously treated follicular lymphoma (NCT02204982), is expected to start in 2014.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the company’s expectations about: the therapeutic potential of PI3K-delta,gamma inhibition and of duvelisib; the timing of final data from the Phase 2a study evaluating duvelisib in asthma as well the timing of data from the ASPIRA study; plans to initiate additional clinical trials; determining next steps for development of its PI3K-delta,gamma inhibitors in inflammation; and its ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that Infinity’s strategic collaboration with AbbVie will continue or that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or AbbVie to fully perform under the strategic collaboration and/or an early termination of the collaboration and license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 11, 2014, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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[1]	Winkler DG, Faia KL, DiNitto JP, et al. PI3K-d and PI3K-g inhibition by IPI-145 abrogates immune responses and suppresses activity in autoimmune and inflammatory disease models. Chem Biol 2013; 20:1-11.